Kingstone Companies, Inc. 1154 Broadway Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

KINGSTONE REPORTS A RECORD YEAR IN 2011
NET INCOME UP 155%--BOOK VALUE PER SHARE OF $4.07, UP 21%

Hewlett, New York—March 30, 2012--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results of operations for the year ended December 31, 2011.

Barry Goldstein, KINS Chairman and CEO, said “2011 was our best year yet.  Kingstone Insurance Company (“KICO”) produced the best results in its 125 year history, leading to an increase in all important year over year metrics for KINS: Net Premiums Earned +34%; Net Income +155%; Net Earnings per Share (Basic) +124%; Book Value per Share +21%.”

Mr. Goldstein continued, “Our dedicated and knowledgeable staff works closely with our selected producers, allowing for these stellar results.  We seek to maintain an open, accessible and personal underwriting environment with our select producers, where each party knows what to expect of the other.   We do not believe in the ‘one size fits all’ on-line only approach that so many of our competitors have deployed.  They have built slick interfaces and exceedingly granular on-line rating tables, with the expectation of achieving a reduction in expenses.  While that is no doubt true, what that has also led to is an impersonal relationship between carrier and agent, in an industry that prides itself on individual service.”

Mr. Goldstein concluded, “We believe that our approach leads to long-term high quality relationships and our gaining a larger share of our producers’ business over time.   We now enjoy a balanced product mix between personal and commercial lines.  Many carriers seek to grow their single or limited offerings solely via an expansion of their distribution channel.  We instead have developed a multi-product approach for individuals and small businesses. Our offerings include Homeowners/Dwelling Fire, Commercial Auto, Commercial Liability for Artisans and Business Owners, Personal Umbrella, For-Hire Physical Damage and Canine Legal Liability.  We strive to make KICO our select producers’ “Go To” company and carefully select only those producers who value the product mix and relationship that we offer.”

Selected data

Item	2011 (In thousands except per share data)	2010 (In thousands except per share data)
Direct Premiums Written (1)	$40,735	$33,249
Net Premiums Written (1)	$16,296	$13,735
Total Revenues	$27,693	$21,596
Operating Expenses	$24,101	$19,747
Income from Continuing Operations Before Taxes	$3,592	$1,849
Income Tax Expense	$1,089	$767
Net Income	$2,503	$983
Comprehensive Income	$2,728	$912
Net Operating Income (1)	$2,157	$753
Net Income Per Share (Basic)	$.65	$.29
Net Income Per Share (Diluted)	$.64	$.29
Net Operating Income Per Share (Diluted) (1)	$.55	$.22
Dividends Per Share	$.06	$.00
Book Value Per Share at Year End	$4.07	$3.37

1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures” below.

Victor Brodsky, KINS and KICO Chief Financial Officer, noted “KICO has been able to grow its direct premiums written yet still maintain a conservative operating leverage.  Our quota-share treaties allow for us generate the business and cede to our reinsurer partners much of what we write.  In exchange, we receive commissions for doing so, and in 2011 our ceding commissions totaled $10.6 million, an increase of 24% over the prior year.”

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written plus assumed premiums less premiums ceded to reinsurers.

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$40,735	$33,249	$7,486	22.5%
Assumed written premiums	11	11	-	-%
Ceded written premiums	(24,450)	(19,525)	(4,925)	25.2%
Net written premiums	16,296	13,735	2,561	18.6%
Change in unearned premiums	(1,427)	(2,599)	1,172	(45.1	) %

Net premiums earned	$14,869	$11,136	$3,733	33.5%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$2,503	$983	$1,520	154.6%

Net realized gain on investments	524	349	175	50.1%
Less tax effect on realized gains	178	119	59	49.6%
Net realized gain on investments, net of taxes	346	230	116	50.4%

Net operating income	$2,157	$753	$1,404	186.5%

Net operating income per share (diluted) – is diluted net income per share exclusive of realized investment gains, net of tax.

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
Net Operating Income per Share Reconciliation:
Net income per share (diluted)	$0.64	$0.29	$0.35	120.7%

Net realized gain on investments, net of taxes per share (diluted)	$0.09	$0.07	$0.02	28.6%

Net operating income per share (diluted)	$0.55	$0.22	$0.33	150.0%

#           #           #

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.